RULE 22c-2 AGREEMENT

This Rule 22c-2 Agreement dated May 1, 2025 is entered into by and among Putnam Investor Services, Inc. (“PSERV”), transfer agent, dividend-disbursing agent and shareholder servicing agent for the Putnam Variable Trust (“Fund”), Franklin Distributors, LLC (“FDLLC”), underwriter and distributor of the Fund, Pruco Life Insurance Company, and Pruco Life Insurance Company of New Jersey (each an “Intermediary”, and collectively “Intermediaries”).

WHEREAS, Fund, FDLLC and Intermediaries have entered into a Participation Agreement (the “Existing Agreement”), dated May 1, 2025, pursuant to which Intermediaries purchase shares in the Fund on behalf of variable annuity and variable life insurance separate accounts (“separate accounts”) to be offered as investment options within variable life and/or variable annuity contracts (“Contracts”);

WHEREAS, FDLLC, PSERV and each Intermediary desire to enter into this Rule 22c-2 Agreement (“22c-2 Agreement”) in compliance with SEC Rule 22c-2 of the Investment Company Act of 1940, as amended, (the “Investment Company Act”), which shall supplement the terms of the Existing Agreement.

NOW THEREFORE, in consideration of the promises herein, PSERV, FDLLC and each Intermediary agrees as follows:
I.Agreement to Provide Information. Each Intermediary agrees to provide the Fund, PSERV and/or FDLLC, upon written request from any of them, the taxpayer identification number (“TIN”), or in the case of non-U.S. Shareholders, if the TIN is unavailable, the Individual/International Taxpayer Identification Number (“ITIN”), or other government- issued identifier (“GII”), the specific individual Contract owner number or participant account number associated with the Shareholder, if known, associated with Shareholder, of any or all Shareholder(s) holding or owning Shares through an account with an Intermediary and the amount, date and transaction type (purchase, redemption, transfer, or exchange), for each such Shareholder, of every purchase, redemption, transfer, or exchange of Shares during the period covered by the request. Unless otherwise specifically requested by the Fund, PSERV and/or FDLLC, Each Intermediary shall only be required to provide shareholder information relating to Shareholder-Initiated Transfer Purchases and/or Shareholder-Initiated Transfer Redemptions. The foregoing information shall be collectively referred to herein as the “Shareholder Information.”

a.    Period Covered by Request. Requests shall set forth the specific period, not more than 90 days from the date of the request, for which Shareholder Information is sought. Notwithstanding the foregoing, the Fund, PSERV and/or FDLLC may request Shareholder Information older than 90 days from the date of the request as deemed necessary to investigate compliance with policies established from time to time by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

b.     Form and Timing of Response. Each Intermediary agrees to provide promptly, after receipt of a good order request in writing of the Fund, PSERV and/or FDLLC, in a form that is mutually agreed upon by the parties, the Shareholder Information that is on its books and records.

c.    Indirect Intermediaries. Upon reasonable written request from the Fund, PSERV and/or FDLLC, Each Intermediary agrees to use best efforts to determine promptly whether any specific person about whom the Fund, PSERV and/or FDLLC has received Shareholder Information is itself a financial intermediary (an “indirect intermediary,” within the meaning of SEC Rule 22c-2 of the Investment Company Act). If such person is determined to be an indirect intermediary, then, upon further reasonable written request of the Fund, PSERV and/or FDLLC, Each Intermediary agrees promptly to either: (i) obtain from the indirect intermediary, and transmit to the Fund, PSERV and/or FDLLC, the Shareholder Information with respect to each Shareholder for whom Shares were purchased, redeemed, transferred or exchanged through an account maintained by the indirect intermediary during the period covered by the request; (ii) arrange for the indirect intermediary to promptly provide such Shareholder information to the Fund, PSERV and/or FDLLC or (iii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund.. Each Intermediary additionally agrees to inform the Fund, PSERV and/or FDLLC whether it plans to perform (i), (ii) or (iii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Fund, PSERV and/or FDLLC should be consistent with the NSCC Standardized Data Reporting Format.

d.    Limitations on Use of Information. PSERV and FDLLC shall not use the information received from any Intermediary or an indirect intermediary for any purpose other than as necessary to comply with this 22c-2 Agreement and the provisions of SEC Rule 22c-2 or to fulfill other regulatory or legal requirements subject to the privacy provisions of Title V of the Gramm-Leach-Bliley Act (Public Law 106-102) and comparable state laws.
II.Agreement to Restrict Trading. Each Intermediary agrees to execute written instructions from the Fund, PSERV and/or FDLLC to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund, PSERV and/or FDLLC as having engaged in transactions in Shares (directly or indirectly through an Intermediary’s separate account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund, provided that, to the extent permitted under SEC Rule 22c-2, each Intermediary shall only be required to give effect to instructions that are reasonable. Unless otherwise directed by the Fund, PSERV and/or FDLLC, any such restrictions and/or prohibitions shall only apply to Shareholder-Initiated Transfer Purchases and/or Shareholder-Initiated Transfer Redemptions that are effected directly or indirectly through an Intermediary.

a.    Form of Instructions. Instructions must include the TIN, ITIN, or GII, the fund account number, the specific individual Contract owner number or participant account number associated with the Shareholder as applicable and if known, and the specific restriction(s) to be executed including how long such restrictions(s) are to remain in place. If the TIN, ITIN, or GII or the specific individual Contract owner number or participant account number associated with Shareholder is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates. Upon request of either Intermediary, Fund agrees to provide to such Intermediary, along with any written instructions to prohibit further purchases or exchanges of Shares by Shareholder(s), information regarding those trades that violated the Fund’s policies relating to eliminating or reducing any dilution of the value of the Fund’s outstanding Shares.

b.    Timing of Response. Each Intermediary agrees to promptly execute instructions from the Fund, PSERV and/or FDLLC to restrict or prohibit trading.

c.     Confirmation by Intermediary. Each Intermediary must provide written confirmation to the Fund, PSERV and/or FDLLC that instructions have been executed. Each Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

III.    Remedy. In the event that an Intermediary fails or refuses to comply with Sections I and II above, the Fund, PSERV and/or FDLLC may restrict or prohibit an Intermediary from purchasing in nominee name on behalf of itself or other persons, including without limitation indirect intermediaries, securities issued by the Fund. For purposes of this Section III, “purchasing” does not include the automatic reinvestment of dividends.

IV.    Amendment. This 22c-2 Agreement may be amended by mutual agreement of the parties as evidenced by an amendment executed by all parties.

V.    Instructions. PSERV and FDLLC are entering into this 22c-2 Agreement on their own behalf, as well as on behalf of the Fund, and any instructions or directions given by PSERV or FDLLC shall be deemed to be given by the Fund as well.

VI.    Termination. This 22c-2 Agreement will terminate upon the termination of the Existing Agreement.

VII.    Miscellaneous.

a.    Fund acknowledges that each Intermediary is not responsible for the accuracy of information provided by an indirect intermediary, provided, however, that Intermediary shall not transmit to Fund information provided by an indirect intermediary that Intermediary knows to be inaccurate.

b.    Provided that each party has implemented and maintains a business continuity plan that is reasonably designed to enable it to meet its existing obligations to customers and address its existing relationships with other broker-dealers and counterparties, such party is excused from performance, and shall not be liable for any delay in performance or non- performance, in whole or in part, caused by the occurrence of any event or contingency beyond the control of the parties including, but not limited to, work stoppages, fires, civil disobedience, riots, rebellions, natural disasters, acts of God, and acts of war or terrorism. The party who has been so affected shall promptly give written notice to the other parties and shall use its best efforts to resume performance. Upon receipt of such notice, all obligations under this 22c-2 Agreement shall be immediately suspended for duration of such force majeure.

VIII.    Definitions. For purposes of this paragraph:

a.    The term “Fund” means each Putnam mutual fund covered under the Existing Agreement, and any amendment thereto, that constitutes a “Fund” as defined in SEC Rule 22c-2(c)(2), and that does not constitute an “excepted fund” as defined in SEC Rule 22c-2(b), under the Investment Company Act.

b.     The term “promptly” means as soon as reasonably practicable, but not later than five business days after an Intermediary receives instructions or a request from the Fund, PSERV and/or FDLLC.

c.    “Shareholder-Initiated Transfer Purchase” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract to a Fund, but does not include transactions that are executed: (i) automatically pursuant to contractual or systematic programs or enrollments such as transfer of assets within a Contract to a Fund as a result of “dollar cost averaging” programs, asset allocation programs, or automatic rebalancing programs; (ii) pursuant to a Contract death benefit; (iii) a step-up (or comparable benefit base) in Contract value (or comparable benefit base) pursuant to a Contract death benefit or guaranteed minimum withdrawal benefit; (iv) allocation of assets to a Fund through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; (v) prearranged transfers at the conclusion of a required free look period; or (vi) in connection with receipt of a longevity credit or other automatic increase to Contract value.

d.     The term “Shareholder-Initiated Transfer Redemption” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract out of a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of a Fund as a result of annuity payouts, loans, systematic withdrawal programs, asset allocation programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of a Fund as a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of payment of a death benefit from a Contract.

e.    The term “Shares” means the redeemable securities issued by a Fund that are held of record by an Intermediary.

f.    The term “Shareholder” includes the beneficial owner of Shares, whether the Shares are held directly or by an Intermediary in nominee name.

g.    The term “written” includes electronic writings and facsimile transmissions.

IN WITNESS WHEREOF, Each Intermediary, FDLLC and PSERV have caused this 22c-2 Agreement to be executed by their duly authorized officers.

PUTNAM INVESTOR SERVICES, PRUCO LIFE INSURANCE COMPANY INC.

FRANKLIN DISTRIBUTORS, LLC PRUCO LIFE INSURANCE COMPANY
OF NEW JERSEY